Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is made and entered into as of the last date on the signature page below, by and between Matthew Atkinson (“Plaintiff”) and CleanCore Solutions, Inc., Clayton Adams, and David Enholm (“Defendants”).

WHEREAS, disputes and differences have arisen among the parties;

WHEREAS, Plaintiff filed a lawsuit captioned Matthew Atkinson v. CleanCore Solutions, Inc. et al., Case No. CI 24-6572 in the District Court of Douglas County, Nebraska alleging claims of (1) violation of the Nebraska Wage Payment and Collection Act; (2) breach of the employment agreement; (3) breach of the separation agreement; (4) breach of the covenant of good faith and fair dealing; (5) promissory estoppel; and (6) fraudulent inducement, all arising from his employment with, and separation of employment from, CleanCore Solutions, Inc. (the “Lawsuit”);

WHEREAS, CleanCore Solutions, Inc. alleged counterclaims against Plaintiff in the Lawsuit for breach of contract;

WHEREAS, Plaintiff has represented to Defendants that he has an obligation to transfer 200,000 shares of ZONE stock to a third party, specifically, the James T. Coyle Legacy Trust, pursuant to that certain Secondary Stock Purchase Agreement dated November 2, 2023, and as key consideration for this Agreement, CleanCore has agreed to transfer 200,000 shares of ZONE stock to the James T. Coyle Legacy Trust as further set forth below;

WHEREAS, the parties deny any and all wrongdoing or liability whatsoever with respect to any allegation, claim or counterclaim in the Lawsuit, arising out of the Lawsuit or in any way related to the Lawsuit; and

WHEREAS, the parties, without admitting liability, fault or indebtedness, have successfully negotiated a resolution of the pending dispute on the below terms and conditions.

NOW THEREFORE, in consideration of the foregoing recitals (which are incorporated herein by this reference) and the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties further agree as follows:

1. Transfer of Shares. On the Effective Date (defined below), assuming Plaintiff has not revoked this Agreement pursuant to section 4 below, CleanCore shall issue to James T. Coyle Legacy Trust (the “Trust”) 200,000 shares of class B common stock, $0.0001 par value per share, of CleanCore. In connection with the issuance of such shares, Plaintiff and the Trust will complete an Accredited Investor Questionnaire in form and substance satisfactory to CleanCore.

2. Dismissal of Lawsuit. Within five (5) business days of the Effective Date, the Parties shall dismiss with prejudice the Lawsuit, including all claims and counterclaims, with each party to bear its own attorney fees, expert fees, mediator fees and costs. Upon the Court entering an order dismissing the Lawsuit with prejudice, the parties waive any right to file and prosecute an appeal or any post-dismissal motions.

3. Matthew Atkinson’s Release. As of the Effective Date, Plaintiff on his own behalf and on behalf of present and former spouses, dependents, agents, representatives, heirs, executors, administrators, trustees, assigns, and all persons acting by, through, under, or in concert with them, past or present, and on behalf of any entity, corporation, limited liability company, business, partnership, joint venture, and/or company in which Plaintiff has an ownership interest and/or in which Plaintiff holds a managerial, board membership, officer position, and/or other influence or control, and on behalf of their respective present and former parents, subsidiaries, and affiliates, as well as the present and former directors, officers, managers, shareholders, members, partners, predecessors, successors, insurers, and assigns of each of the foregoing (the “Atkinson Releasors”), hereby fully and finally release and forever discharge Defendants, and their respective present and former parents, subsidiaries, and affiliates, and their respective present and former directors, officers, managers, associates, employees, servants, stockholders, members, partners, predecessors, successors, insurers, lenders, franchisees, assigns, representatives, agents, attorneys, and their present and former representatives, spouses, heirs and assigns (collectively the “Atkinson Releasees”), of and from any and all manner of actions, causes of action, claims for relief, in law or in equity, statutory relief, statutory claims, statutory violations, suits, administrative remedies, injunctions, debts, torts, frauds, misrepresentations, concealments, contracts, contributions, indemnities, subrogations, promissory notes, agreements, promises, liabilities, claims, demands, wages, damages, interest, losses, invoices, penalties, liens, costs, and fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (the “Atkinson Claims”) that the Atkinson Releasors or any of them now have or have ever had against the Atkinson Releasees or any of them, including, without limitation, claims and counterclaims that were asserted or that could have been asserted in the Lawsuit, any claim arising from any agreement, policy or plan of CleanCore Solutions, Inc., and any claim under any federal, state or local statute, regulation, ordinance, or common law, including, without limitation, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Nebraska Age Discrimination in Employment Act, the Nebraska Fair Employment Practice Act, the Nebraska Wage Payment and Collection Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Termination of Sales Representatives Act, the Minnesota Whistleblower Act, the Minnesota Whistleblower Protection Laws, the Minnesota Parental Leave Act, and other claims allowed under Minnesota Statute Chapter 181, all as amended.

Defendants have advised Plaintiff to consult with an attorney, at Plaintiff’s expense, prior to signing this Agreement, and Plaintiff affirms that he has done so. Plaintiff confirms and acknowledges that this Agreement is written in a clear manner that Plaintiff understands, that Plaintiff has read and understands this Agreement, and that Plaintiff has signed this Agreement freely and voluntarily with the intent to fully release the Atkinson Releasees from any and all Atkinson Claims. Plaintiff further acknowledges that he has been given up to twenty-one (21) days to consider signing this Agreement (the “Review Period”). Plaintiff may sign this Agreement before the expiration of the Review Period by signing and delivering this Agreement to Defendants through their counsel. Plaintiff further acknowledges and agrees that by signing this Agreement prior to the expiration of the Review Period, he knowingly and voluntarily waives the Review Period and surrenders whatever rights or claims he may have to challenge the Agreement because the Review Period did not expire before Plaintiff signed the Agreement.

Plaintiff acknowledges and understand Plaintiff may revoke this Agreement for a period of up to fifteen (15) days after Plaintiff executes it (not counting the day it is signed). To revoke this Agreement, Plaintiff must give written notice to Defendants through their counsel stating that Plaintiff wishes to revoke this Agreement. Said written notice shall be completed by providing said notice by overnight FedEx or UPS, and email, to Defendants’ counsel John Matson at john.matson@koleyjessen.com and Tim Young at tim.young@koleyjessen.com. This Agreement shall become effective and enforceable on the sixteenth (16th) day following Plaintiff’s execution of this Agreement, assuming it has not been revoked (the “Effective Date”). If Plaintiff elects to revoke this Agreement pursuant to this section, the Agreement shall immediately and automatically be void, null, cancelled, rescinded and terminated in its entirety with respect to all parties hereto. Likewise, if Plaintiff does not execute this Agreement, the Agreement shall be void, null, cancelled, rescinded and terminated in its entirety with respect to all parties hereto; in other words, all parties hereto must fully execute this Agreement for it to become effective.

Plaintiff knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it.

All of the Atkinson Releasees herein, who are not parties to this Agreement, are hereby declared to be intended third-party beneficiaries hereunder, and shall have standing to enforce the rights and obligations set forth in this section. Plaintiff on behalf of himself and the other Atkinson Releasors, hereby represent and warrant that they have not transferred, encumbered or assigned any of the Atkinson Claims to any other person or entity. It is expressly understood that the release contained in this section does not release any party’s rights in this Agreement or any breach of this Agreement.

4. Clarification on Plaintiff’s rights as a shareholder of CleanCore Solutions, Inc. The parties acknowledge that Plaintiff is currently and is anticipated to continue to be a shareholder of CleanCore Solutions, Inc. until such time as he has divested himself of all of his shares in CleanCore Solutions, Inc. should he so choose to divest himself of such shares. Nothing in this Agreement is intended to affect Plaintiff’s rights as a shareholder of CleanCore Solutions, Inc. while he is a shareholder of CleanCore Solutions, Inc., except that Plaintiff’s release set forth in Section 3 is intended to, and does, result in a full and complete waiver and release of all the Atkinson Claims. The parties acknowledge and agree that as of the date of execution of this Agreement, Plaintiff is similarly situated with the other shareholders of CleanCore Solutions, Inc., except that Plaintiff’s release set forth in Section 3 is intended to, and does, result in a full and complete waiver and release of all the Atkinson Claims.

5. Defendants’ Release. Effective on the Effective Date, Defendants on their behalf and on behalf of present and former spouses, dependents, agents, representatives, heirs, executors, administrators, trustees, assigns, and all persons acting by, through, under, or in concert with them, past or present and on behalf of their respective present and former parents, subsidiaries, and affiliates, as well as their present and former directors (except Mike Grisham), officers, managers, shareholders, members, partners, predecessors, successors, insurers, and assigns (collectively the “CleanCore Releasors”), hereby fully and finally release and forever discharge Plaintiff and his present and former spouses, dependents, agents, representatives, heirs, executors, administrators, trustees, assigns (collectively the “CleanCore Releasees”), of and from any and all manner of actions, causes of action, claims for relief, in law or in equity, statutory relief, statutory claims, statutory violations, suits, administrative remedies, injunctions, debts, torts, frauds, misrepresentations, concealments, contracts, contributions, indemnities, subrogations, promissory notes, agreements, promises, liabilities, claims, demands, wages, damages, interest, losses, invoices, penalties, liens, costs, and fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (collectively the “CleanCore Claims”) that the CleanCore Releasors or any of them now have or have ever had against the CleanCore Releasees or any of them relating to the Lawsuit, including, without limitation, claims and counterclaims that were asserted in the Lawsuit. For avoidance of doubt, notwithstanding any other provision in this Agreement, Defendants do not release any claims or rights of any of the CleanCore Releasors that/who may have entered into separate agreements or understandings with Plaintiff (such as the James T. Coyle Legacy Trust’s potential claims relating to the agreement with Plaintiff referenced above), and/or that/who may have rights and obligations involving or relating to Plaintiff, unrelated to the Lawsuit. All of the CleanCore Releasees herein, who are not parties to this Agreement, are hereby declared to be intended third-party beneficiaries hereunder, and shall have standing to enforce the rights and obligations set forth in this section. Defendants on behalf of themselves and the other CleanCore Releasors, hereby represent and warrant that they have not transferred, encumbered or assigned any of the CleanCore Claims to any other person or entity. It is expressly understood that the release contained in this section does not release any party’s rights in this Agreement or any breach of this Agreement.

6. Covenant Prohibiting Other Actions. The parties covenant that they shall not institute, promote, participate in, assist with, submit, file or permit to be filed on their behalf any lawsuit, charge, claim, complaint, grievance (e.g. media, criminal, Better Business Bureau, licensing and certification authorities, commissions, etc.) or other proceeding whether judicial, administrative, arbitration or otherwise arising out of or in any way relating to the Lawsuit (collectively a “Complaint”). To the extent any of the parties have already made, submitted, participated in or is aware of any Complaint, that party shall immediately withdraw and/or dismiss any such Complaint.

7. Confidentiality of Agreement. The parties agree that the terms of this Agreement, and the negotiations, proposals and discussions relating to this Agreement, are and shall be held confidential by them, unless and to the extent disclosure is required by law, including the Securities Exchange Act of 1934, as amended (“Exchange Act”), except that any of the parties to this Agreement may disclose the terms of this Agreement: (a) to intended third party beneficiaries of this Agreement and to the parties’ attorneys, accountants, auditors, lenders, regulators, assigns, parent companies and/or subsidiaries; (b) in an action to enforce the terms of this Agreement; and (c) in response to a subpoena or the equivalent after giving the other parties reasonable notice and an opportunity to object. The parties may tell third parties that the parties have amicably resolved their disputes. All negotiations, discussions, mediations and actions leading to the execution of this Agreement are confidential and intended only for settlement purposes. The Plaintiff acknowledges that CleanCore is a reporting company under the Exchange Act and will be required to file a current report on Form 8-K and other reports in the future that provide a summary of the material terms of this Agreement and include a copy of this Agreement as an exhibit thereto.

8. Non-Disparagement. As of the Effective Date forward, none of the parties, nor their present and former spouses, dependents, representatives, attorneys or agents, shall make any disparaging statements about any other party to this Agreement.

9. The Parties’ Acknowledgements. As inducement and consideration for this Agreement, the parties certify, acknowledge, and agree as follows:

a. They have carefully read the terms of this Agreement and all attachments, and they understand their terms and effects, including the fact that they have agreed to RELEASE, RELINQUISH AND FOREVER DISCHARGE, the Atkinson Releasees and the CleanCore Releasees from any legal action or other liability of any type related in any way to the matters released;

b. They have signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which they acknowledge is adequate and satisfactory to them and which they acknowledge is in addition to any other benefits to which they are otherwise entitled;

c. They fully understand that this Agreement shall remain in full force and effect and enforceable, even if any fact with respect to any matter covered by the releases herein is found hereafter to be other than or different from the facts now believed to be true, and which, if known or suspected at the time of executing this Agreement, may have materially affected the settlement, and each party accepts and assumes that the releases shall be and remain effective, notwithstanding such difference in the facts;

d. They have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement and have to the extent they desire discussed all aspects of this Agreement with an attorney and have signed this Agreement freely and voluntarily, and they acknowledge that they suffer from no legal incapacity, and are not under any duress, economic or otherwise, at the time of execution of this Agreement;

e. The parties have each participated in the negotiation and drafting of this Agreement, and therefore, the terms and conditions of this Agreement shall be construed as if drafted jointly by the parties and shall not be interpreted or applied in favor or against any party on the basis of who may have drafted this Agreement or any particular provisions;

f. The recitals at the beginning of this Agreement are incorporated into this Agreement and are an integral part of this Agreement;

g. This Agreement supersedes all prior proposals, promises, agreements, understandings, and representations made by the parties, whether oral, written or implied, with regard to the matters herein resolved and settled. This Agreement is contractual and not a mere recital, and it embodies the entire agreement and understanding between the parties concerning the matters herein resolved and settled. This Agreement may not be changed, modified, supplemented or amended except in writing signed by the parties;

h. This Agreement involves the settlement of disputed claims, and is not an admission of liability, wrongdoing, or indebtedness by any party. In fact and in law, the parties expressly deny any such liability, wrongdoing or indebtedness, and Mathew Atkinson retracts his allegations that Defendants committed fraud;

i. If any portion, provision, or part of this Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement (which remain subject to the execution of this Agreement), and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts;

j. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Nebraska and applicable federal law, without reference to or application of Nebraska’s conflict of law principles. The parties hereby agree that any act to enforce the terms of this Agreement, or for any other remedy arising out of said Agreement, shall be brought only in the state or federal courts located in Omaha, Douglas County, Nebraska and in no other court, and each party specifically acknowledges and submits to the personal jurisdiction of said court and waives as to such court any defense of inconvenient forum or improper venue. Each party agrees that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court;

k. No party, assignee, successor or intended third party beneficiary to this Agreement shall seek a jury trial, and each of them hereby irrevocably, unconditionally, knowingly and voluntarily waives, and agrees to cause their affiliates to waive any right to trial by jury in any suit, proceeding, counterclaim or any other litigation procedure relating to or arising out of this Agreement. No party, assignee, successor or intended third party beneficiary to this Agreement will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. The provisions of this section have been fully discussed by the parties hereto, and these provisions shall be subject to no exceptions. No party hereto has in any way agreed with or represented to any other party hereto that the provisions of this section will not be fully enforced in all instances;

l. This Agreement and all other agreements and documents contemplated by this Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties may exchange counterparts of such documents by means of facsimile transmission or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 e.g. www.docusign.com). The parties agree that the receipt of such executed counterparts shall be binding on such parties, shall be construed as originals and for proof purposes, and it shall not be necessary to produce or account for all of the original executed counterparts;

m. Each party hereto represents and warrants that the person signing this Agreement on its behalf is authorized to bind it with respect to the matters contained herein, and that neither the execution of this Agreement, nor the performance of this Agreement will result in any violation of any contract, agreement, loan agreement or understanding to which any party hereto is a party or otherwise bound; and

n. The prevailing party on any action to enforce or interpret this Agreement (including, without limitation, claims for payment hereunder) shall recover their reasonable attorney fees and costs.

10. Further Actions. Each of the parties hereto and their respective counsel shall promptly take such actions and execute, acknowledge, deliver and cause to be fully filed and recorded all such additional agreements, documents, pleadings and/or instruments as may be reasonably necessary or appropriate to consummate or implement the settlement contemplated by this Agreement.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

This Agreement shall also be binding upon all other Atkinson Releasors and the CleanCore Releasors, and shall inure to the benefit of the Atkinson Releasees, the CleanCore Releasees, and the expressly named third party beneficiaries. There are no other third party beneficiaries.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

COUNTERPART SIGNATURE PAGE TO THIS SETTLEMENT AND RELEASE AGREEMENT.

THE FOREGOING SETTLEMENT AND RELEASE AGREEMENT HAS BEEN READ AND FULLY UNDERSTOOD BEFORE THE SIGNING OF SUCH AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the dates set forth herein.

CleanCore Solutions, Inc.

By:	/s/ Clayton Adams	/s/ Matthew Atkinson
Matthew Atkinson, Individually

PrintedName:	Clayton Adams
		Date:	6/5/2025

Its:	CEO

Date:	6/6/2025

/s/ Clayton Adams
Clayton Adams, Individually

Date:	6/6/2025

/s/ David Enholm
David Enholm, Individually

Date:	6/6/2025